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                                                                     Exhibit 4.3


                         AMENDMENT TO WARRANT AGREEMENT


     AMENDMENT dated as of October 15, 1996 to the Warrant Agreement dated as of November 30, 1994 ("WARRANT AGREEMENT") by and among PREMIER LASER SYSTEMS, INC., a California corporation ("COMPANY"), AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent ("WARRANT AGENT"), and D.H. BLAIR INVESTMENT BANKING CORP., a New York corporation ("BLAIR"). All terms used in this Amendment, unless otherwise defined herein, shall have such meaning as ascribed to them in the Warrant Agreement.


     WHEREAS, in connection with (i) a public offering ("SECONDARY OFFERING") of up to 12,650 units ("UNITS"), each unit consisting of 190 shares of Class A Common Stock and 95 redeemable Class B Warrants ("CLASS B WARRANTS") pursuant to an underwriting agreement (the "SECONDARY UNDERWRITING AGREEMENT") dated October 15, 1996 between the Company and Blair and (ii) the issuance to Blair or its designees of Unit Purchase Options to purchase an aggregate of 1,000 additional Units, to be dated as of October 18, 1996 (the "SECONDARY UNIT PURCHASE OPTIONS"), the Company may issue up to an additional 1,306,250 Class B Warrants; and

     WHEREAS, in connection with the Secondary Offering, the parties hereto desire to amend certain provisions of the Warrant Agreement as set forth in this Agreement in accordance with the provisions of Section 16 of the Warrant Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties intending to be legally bound, hereby agree as follows:

     A. AMENDMENTS TO WARRANT AGREEMENT. Upon the effective date of the registration statement relating to the Secondary Offering, the Warrant Agreement shall be amended as follows:

     (1) The number of Class B Warrants subject to issuance under the Warrant Agreement is hereby increased to 9,033,448 Class B Warrants.

     (2) Subsection (d) of Section 1 of the Warrant Agreement shall be deleted in its entirety and replaced with the following new subsection (d):

          "(d) "Initial Warrant Exercise Date" shall mean as to each Class
     A Warrant and Class B    Warrant the date of issuance of such Class A
     Warrant or Class B Warrant, as the case may be."

     (3) Subsections (e), (f) and (g) of Section 2 of the Warrant Agreement shall be deleted in their entirety and replaced with the following new subsections (e), (f) and (g):


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          "(e)  From time to time, up to the Warrant Expiration Date, the
     Transfer Agent shall countersign and deliver stock certificates in required whole number denominations representing up to an aggregate of 13,439,547 shares of Class A Common Stock, subject to adjustment as described herein, upon the exercise of Warrants in accordance with this Agreement.

          (f) From time to time, up to the Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except: (i) those initially issued hereunder; (ii) those issued on or after the Initial Warrant Exercise Date, upon the exercise of fewer than all Warrants represented by any Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder;
     (iii) those issued upon any transfer or exchange pursuant to Section 6; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7; (v) those issued pursuant to the Unit Purchase Options and the Secondary Unit Purchase Options; (vi) at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Purchase Price, the number of shares of Class A Common Stock purchasable upon exercise of the Warrants or the Target Price(s) therefor made pursuant to Section 8 hereof; and (vii) those Class B Warrants issued upon exercise of Class A Warrants.

          (g) Pursuant to the terms of the Unit Purchase Options and the Secondary Unit Purchase Options, Blair or its designees may purchase Units, which include up to 240,000 Class A Warrants and 584,500
     Class B Warrants. Notwithstanding anything to the contrary contained herein, the Warrants underlying the Unit Purchase Options and the Secondary Unit Purchase Options shall not be subject to redemption by the Company except under the terms and conditions set forth in the Unit Purchase Options and Secondary Unit Purchase Options, as the case may be."


     (4) Subsection (b) of Section 4 of the Warrant Agreement shall be deleted in its entirety and replaced with the following new subsection (b):

          "(b) If, at the Exercise Date, in respect of the exercise of any Warrants (i) the market price of the Company's Class A Common Stock is greater than the then Purchase Price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD") as designated in writing on the Warrant Certificate Subscription Form, (iii) the Warrant was not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise; and (v) the solicitation of the exercise of the Warrant was not in violation of Rule 10b-6 (as such rule or any successor rule may be in effect as of such time of exercise) promulgated under the Securities Exchange Act of 1934, then the Warrant Agent, simultaneously with the distribution of the Warrant Proceeds to the Company shall, on behalf of the Company, pay from the Warrant Proceeds, a fee of 5% (the "Blair Fee") of the Purchase Price to Blair (of which a portion may be reallowed by Blair to the dealer who solicited the exercise, which may also be Blair or D.H. Blair & Co., Inc.); PROVIDED, HOWEVER, in the event any Warrants are exercised but prior to October 15, 1997, Blair shall only be entitled to receive the Blair Fee with respect to the 3,845,000 Class A Warrants and 6,605,000 Class B Warrants (which include the 3,845,000 Class B Warrants that may be issued on exercise of the Class A Warrants) issued at the time of the Company's initial public offering in November 1994. For purposes of determining which Warrants have been exercised, it will be assumed that the first 5,885,000 Class B Warrants exercised were those issued at the time of the Company's initial public offering. In the event the Blair Fee is not received within five days of the date on which the Company receives Warrant Proceeds, then the Blair Fee shall begin accruing interest at an annual rate of prime plus four (4)%, payable by the Company to Blair at the time Blair receives the Blair Fee. Within five days after exercise the Warrant Agent shall send to Blair a copy of the reverse side of each Warrant exercised. Blair shall reimburse the Warrant Agent, upon request, for its reasonable expenses relating to compliance with this section 4(b). In addition, Blair and the Company may at any time during business hours, examine the records of the Warrant Agent, including its ledger of original Warrant Certificates returned to the Warrant Agent upon exercise of Warrants. The provisions of this paragraph may not be modified, amended or deleted without the prior written consent of Blair and the Company."


     (5) The first paragraph of subsection (a) of Section 9 of the Warrant Agreement shall be deleted in its entirety and replaced with the following new paragraph:

          "(a) Subject to the exceptions referred to in Section 9(g) below, in the event the Company shall, at any time or from time to time after the date hereof, sell any shares of Common Stock for a consideration per share less than the Market Price of the Class A Common Stock


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     (as defined in Section 8, except that for purposes of Section 9, the
     Calculation Date shall mean the date of the sale or other transaction referred to in this Section 9) on the date of the sale or issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Purchase Price in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent) determined by multiplying the Purchase Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Class A Common Stock which the aggregate consideration received (determined as provided in subsection 9(f)(F) below) for the issuance of such additional shares would purchase at the Market Price and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made."

     (5) The reference in subsection (d) of Section 9 to "Section 2(d)" shall be replaced with the reference to "Section 2(f)".

     (6) Section 20 of the Warrant Agreement shall be deleted in its entirety and replaced with the following new Section 20:

          "SECTION 20. TERMINATION. This Agreement shall terminate at the close of business on the earlier of the Warrant Expiration Date or the date upon which all Warrants (including the Warrants issuable upon exercise of the Unit Purchase Options and the Secondary Unit Purchase Options) have been exercised, except that the Warrant Agent shall account to the Company for cash held by it and the provisions of
     Section 15 hereof shall survive such termination."

     B. FULL FORCE AND EFFECT. Except as provided herein, all other terms and provisions of the Warrant Agreement shall remain in full force and effect.

     C. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which taken together shall constitute a single document.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              PREMIER LASER SYSTEMS, INC.


                              By:
                                 ----------------------------------------------
                                  Colette Cozean, President



                              AMERICAN STOCK TRANSFER & TRUST COMPANY


                              By:
                                 ----------------------------------------------


                              D.H. BLAIR INVESTMENT BANKING CORP.


                              By:
                                 ----------------------------------------------
                                   Martin A. Bell, Vice
                                   Chairman and General Counsel



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